CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$250,000,000	$34,100

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$250,000,000

Barclays ETN+ Select MLP ETNs

This pricing supplement relates to Barclays ETN+ Select MLP Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the Atlantic Trust Select MLP Index (the “Index”) in the manner described in this pricing supplement, and the ETNs do not guarantee any return of principal at maturity. You may receive periodic interest payments under the circumstances described in this pricing supplement and a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee (and in the case of holder redemption, a redemption charge). The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $25.00

Inception and Issue Dates: The ETNs were first sold on March 12, 2013 (the “inception date”) and are expected to be first issued on March 15, 2013 (the “issue date”).

Maturity Date: March 18, 2043.

Secondary Market: We have applied to list the ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “ATMP”. If our application is approved to the extent that the ETNs are listed and an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

CUSIP Number: 06742C723

ISIN: US06742C7231

Underlying Index: The return on the ETNs is linked to the performance of the Index. The Index is designed to provide exposure to a basket of midstream U.S. and Canadian master limited partnerships, limited liability companies and corporations (collectively, the “Index Constituents”) that trade on major U.S. exchanges, are classified in the GICS® Energy Sector or GICS® Gas Utilities Industry according to the Global Industry Classification Standard® (“GICS”) and meet certain eligibility criteria. The Index Constituents are selected for inclusion in the Index using the Atlantic Trust Select Master Limited Partnership Strategy (the “Strategy”) developed by Stein Roe Investment Counsel Inc. (the “Index Selection Agent”). The Strategy dynamically selects a basket of up to 100 Index Constituents based on certain eligibility criteria including their long-term credit rating, the portion of their cash flow driven by mid-stream operations and their size as measured by free-float market capitalization and average daily trading value. The Index Selection Agent provides the Index Constituents selected by the Strategy to Barclays Bank PLC (the “Index Sponsor”). The Index Sponsor calculates, maintains and publishes the Index. The level of the Index is reported on Bloomberg page “BXIIATMP <Index>”.

Coupon Payments: For each ETN that you hold on the applicable coupon record date, you will receive an interest payment in cash per ETN on each coupon payment date in U.S. dollars equal to the coupon amount, if any, on the applicable coupon valuation date.

Coupon Amount: The coupon amount on any coupon valuation date will equal the greater of (i) zero and (ii)(1) the accrued dividend on such coupon valuation date minus (2) the accrued investor fee on such coupon valuation date. If on any coupon valuation date the accrued fees are greater than the accrued dividend, you will not receive a coupon payment on the applicable coupon payment date. The value of any distributions in respect of any Index Constituents occurring after a coupon valuation date but before the immediately following coupon ex-date will not be reflected in the accrued dividend on such coupon valuation date and, therefore, will not be reflected in the coupon amount payable on the corresponding coupon payment date.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date (which will reflect the applicable closing VWAP level calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including the final valuation date).

Closing Indicative Value: The closing indicative value for each ETN on any given calendar day until the final valuation date or applicable valuation date (in the case of early redemption) will equal (1) the ETN current value on such calendar day plus (2) the accrued dividend on such calendar day minus (3) the accrued investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

ETN Current Value: The ETN current value on the initial valuation date will equal $25.00. On any subsequent calendar day until maturity or early redemption, the ETN current value will equal (1) the closing VWAP level on that day (or on the immediately preceding index business day, if such calendar day is not an index business day) divided by (2) the VWAP factor.

Initial VWAP Level: The initial VWAP level is 122.48, which is equal to the VWAP level at the closing of trading on the initial valuation date, as determined by the VWAP calculation agent.

Closing VWAP Level: The closing VWAP level is equal to (i) the VWAP level as of the close of trading on any index business day, for purposes of holder redemption, or (ii) the arithmetic mean of the VWAP levels as of the close of trading on each index business day during the final measurement period or the issuer redemption measurement period, for purposes of the payment at maturity or upon issuer redemption, respectively, in each case as determined by the VWAP calculation agent.

VWAP Level: On any index business day, as calculated by the VWAP calculation agent, the sum of the products of (i) the VWAP of each Index Constituent as of such date and (ii) the number of units of that Index Constituent as of such date published by the Index Sponsor. The VWAP level is reported on Bloomberg page “BXVWATMP <Index>”.

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VWAP: With respect to each Index Constituent, on any index business day, the consolidated volume-weighted average price of one unit of such Index Constituent as determined by the VWAP calculation agent based on all trades in such Index Constituent reported in the consolidated tape system during the regular trading session.

VWAP Factor: The VWAP factor is 4.89920, which is equal to (1) the initial VWAP level divided by (2) the principal amount per ETN. If the ETNs undergo a split or reverse split, the VWAP factor will be adjusted accordingly.

Accrued Dividend: The accrued dividend on the initial valuation date will equal zero. The accrued dividend on any subsequent calendar day will equal (1) the accrued dividend as of the immediately preceding calendar day plus (2) the dollar dividend value on such calendar day minus (3) the coupon adjustment dividend amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued dividend will be adjusted accordingly.

Dollar Dividend Value: The dollar dividend value on any calendar day will equal (1) the index dividend on such calendar day divided by (2) the VWAP factor.

Index Dividend: The index dividend on any calendar day represents the aggregate cash value of distributions, net of applicable dividend withholding tax, that a hypothetical person holding Index Constituents in proportion to the weights of the Index Constituents would have been entitled to receive with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day. The index dividend on any calendar day will equal the sum of the products of (i) the cash value of distributions, net of applicable dividend withholding tax, that a hypothetical holder of one share or unit of each Index Constituent on such calendar day would have been entitled to receive in respect of that Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent included in the Index as of such date. As of the date of this pricing supplement, the applicable dividend withholding tax would reduce the cash value of distributions in respect of any Index Constituent organized under the laws of Canada or any province or territory of Canada by 15% for purposes of calculating the index dividend.

Coupon Adjustment Dividend Amount: On any calendar day that is not a coupon ex-date, the coupon adjustment dividend amount will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment dividend amount will equal the accrued dividend on the coupon valuation date immediately preceding such coupon ex-date.

Accrued Investor Fee: The accrued investor fee on the initial valuation date will equal zero. The accrued investor fee on any subsequent calendar day will equal (1) the accrued investor fee as of the immediately preceding calendar day plus (2) the daily fee value on such calendar day minus (3) the coupon adjustment fee amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued investor fee will be adjusted accordingly.

Daily Fee Value: The daily fee value on any calendar day is equal to the product of (1) the closing VWAP level on such calendar day divided by the VWAP factor and (2) 0.95% divided by 365. Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

Coupon Adjustment Fee Amount: On any calendar day that is not a coupon ex-date, the coupon adjustment fee amount will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment fee amount will equal (i) the coupon adjustment dividend amount on such coupon ex-date, if the coupon amount in respect of such coupon-ex date is zero or (ii) the accrued investor fee on the coupon valuation date immediately preceding such coupon ex-date, if the coupon amount in respect of such coupon-ex date is greater than zero.

Because the accrued investor fee reduces the amount of your return at maturity or upon early redemption and the accrued investor fee and the redemption charge reduce the amount of your return upon holder redemption, the level of the Index, as measured by the VWAP level and taken together with any coupon payments, will need to increase significantly in order for you to receive an aggregate amount over the term of the ETNs equal to at least the principal amount of your investment. If the increase in the level of the Index, as measured by the VWAP level and taken together with any coupon payments, is insufficient to offset the negative effect of the accrued investor fee (and, in the case of holder redemption, the redemption charge) or the level of the Index, as measured by the VWAP level and taken together with any coupon payments, decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date minus the redemption charge. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than 20 calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date (which will reflect the applicable closing VWAP level calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including such valuation date).

Redemption Date: In the case of holder redemption, a redemption date is the third business day following any valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the last day of the issuer redemption measurement period, which will in no event be prior to the 20th calendar day following the date on which we deliver such notice.

Redemption Charge: The redemption charge is a one-time charge imposed upon holder redemption and is equal to 0.125% times the closing indicative value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

Valuation Date: A valuation date means each index business day from March 12, 2013 to March 5, 2043, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to March 12, 2013 as the “initial valuation date” and March 5, 2043 as the “final valuation date”.

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Coupon Valuation Date: A coupon valuation date means the 15th of February, May, August and November of each calendar year during the term of the ETNs or if such date is not an index business day, then the first index business day following such date (subject to the occurrence of a market disruption event). The first coupon valuation date will be May 15, 2013.

Coupon Ex-Date: A coupon ex-date means the seventh index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon ex-date will be May 24, 2013.

Coupon Record Date: A coupon record date means the ninth index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon record date will be May 29, 2013.

Coupon Payment Date: A coupon payment date means the 15th index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon payment date will be June 6, 2013.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Index Business Day: An index business day means any day which is a New York Stock Exchange business day.

Final Measurement Period: The final measurement period means the five index business days from and including the final valuation date (subject to the occurrence of a market disruption event).

Issuer Redemption Measurement Period: The issuer redemption measurement period means the five index business days from and including the applicable valuation date specified in the issuer redemption notice (subject to the occurrence of a market disruption event).

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Although the ETNs are interest bearing debt obligations of Barclays Bank PLC, they are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the ETNs are not expected to be treated as indebtedness for U.S. federal income tax purposes.

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-12 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent Pending

Pricing Supplement dated March 12, 2013

Issued in denominations of $25.00

TABLE OF CONTENTS

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-12
THE INDEX	PS-20
VALUATION OF THE INDEX AND THE ETNS	PS-31
SPECIFIC TERMS OF THE ETNS	PS-33
CLEARANCE AND SETTLEMENT	PS-39
USE OF PROCEEDS AND HEDGING	PS-39
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-40
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-45
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays ETN+ Select MLP Exchange Traded Notes (the “ETNs”) linked to the performance of the Atlantic Trust Select MLP Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Index.

The return on the ETNs is linked to the performance of the Index, as measured by the VWAP level. The Index is designed to provide exposure to a basket of midstream U.S. and Canadian master limited partnerships, limited liability companies and corporations (collectively, the “Index Constituents”) that trade on major U.S. exchanges, are classified in the GICS® Energy Sector or GICS® Gas Utilities Industry according to the Global Industry Classification Standard® (“GICS”) and meet certain eligibility criteria. The Index Constituents are selected for inclusion in the Index using the Atlantic Trust Select Master Limited Partnership Strategy (the “Strategy”) developed by Stein Roe Investment Counsel Incorporated (the “Index Selection Agent”). The Strategy dynamically selects a basket of up to 100 Index Constituents based on their long-term credit rating, the portion of their cash flow driven by mid-stream operations and their size as measured by free-float market capitalization and average daily trading value. The Index Selection Agent provides the Index Constituents selected by the Strategy to Barclays Bank PLC (the “Index Sponsor”), and the Index Sponsor calculates, maintains and publishes the Index. The level of the Index is reported on Bloomberg page “BXIIATMP <Index>”.

The ETNs will be issued in denominations of $25.00.

Inception, Issuance and Maturity

The ETNs were first sold on March 12, 2013, which we refer to as the “inception date”. The ETNs are expected to be first issued on March 15, 2013, which we refer to as the “issue date”, and will be due on March 18, 2043.

Coupon Payments

If you or we have not previously redeemed your ETNs, for each ETN that you hold on the applicable coupon record date, you will receive an interest payment in cash per ETN on each coupon payment date in U.S. dollars equal to the coupon amount, if any, on the applicable coupon valuation date.

The “coupon amount” on any coupon valuation date will equal the greater of (i) zero and (ii)(1) the accrued dividend on such coupon valuation date minus (2) the accrued investor fee on such coupon valuation date.

If on any coupon valuation date the accrued fees are greater than the accrued dividend, you will not receive a coupon payment on the applicable coupon payment date. The value of any distributions in respect of any Index Constituents occurring after a coupon valuation date but before the immediately following coupon ex-date will not be reflected in the accrued dividend on such coupon valuation date and, therefore, will not be reflected in the coupon amount payable on the corresponding coupon payment date.

Payment at Maturity or Upon Holder Redemption or Issuer Redemption

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S.

dollars at maturity per ETN equal to the closing indicative value on the final valuation date (which would reflect the applicable closing VWAP level calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including the final valuation date). Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value on the applicable valuation date less the applicable redemption charge described below.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than 20 calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date (which will reflect the applicable closing VWAP level calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including such valuation date).

The “closing indicative value” for each ETN on any given calendar day until the final valuation date or applicable valuation date (in the case of early redemption) will equal (1) the ETN current value on such calendar day plus (2) the accrued dividend on such calendar day minus (3) the accrued investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “ETN current value” for each ETN on any given calendar day will be calculated as follows: The ETN current value on the initial valuation date will equal $25.00. On any subsequent calendar day until maturity or early redemption, the ETN current value will equal (1) the closing VWAP level on that day (or on the immediately preceding index business day, if such calendar day is not an index business day) divided by (2) the VWAP factor.

The “initial VWAP level” is 122.48, which is equal to the VWAP level at the close of trading on the initial valuation date, as determined by the VWAP calculation agent.

The “closing VWAP level” is equal to (i) the VWAP level as of the close of trading on any index business day, for purposes of holder redemption, or (ii) the arithmetic mean of the VWAP levels as of the close of trading on each index business day during the final measurement period or the issuer redemption measurement period, for purposes of the payment at maturity or upon issuer redemption, respectively, in each case as determined by the VWAP calculation agent.

“VWAP level” means, on any index business day, as calculated by the VWAP calculation agent, the sum of the products of (i) the VWAP of each Index Constituent as of such date and (ii) the number of units of that Index Constituent as of such date published by the Index Sponsor. The VWAP level is reported on Bloomberg page “BXVWATMP <Index>”.

“VWAP” means, with respect to each Index Constituent, on any index business day, the consolidated volume-weighted average price of one unit of such Index Constituent as determined by the VWAP calculation agent based on all trades in such Index Constituent reported in the consolidated tape system during the regular trading session.

The “VWAP factor” is 4.89920, which is equal to (1) the initial VWAP level divided by (2) the principal amount per ETN. If the ETNs undergo a split or reverse split, the VWAP factor will be adjusted accordingly.

The “accrued dividend” for each ETN on any calendar day will be calculated as follows: The accrued dividend on the initial valuation date will equal zero. The accrued dividend on any subsequent calendar day will equal (1) the accrued dividend as of the immediately preceding calendar day plus (2) the dollar dividend value on such calendar day minus (3) the coupon adjustment dividend amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued dividend will be adjusted accordingly.

The “dollar dividend value” on any calendar day will equal (1) the index dividend on such calendar day divided by (2) the VWAP factor.

The “index dividend” on any calendar day represents the aggregate cash value of distributions, net of applicable dividend withholding tax, that a hypothetical person holding Index Constituents in proportion to the weights of the Index Constituents would have been entitled to receive with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day. The index dividend on any calendar day will equal the sum of the products of (i) the cash value of distributions, net of applicable dividend withholding tax, that a hypothetical holder of one share or unit of each Index Constituent on such calendar day would have been entitled to receive in respect of that Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent included in the Index as of such date. A dividend withholding tax is a tax applied to dividends or distributions that would be received by a holder of an Index Constituent. The applicable rate of the dividend withholding tax for purposes of calculating the index dividend at any given time is determined by the Index Sponsor in its discretion, based on the rate generally applicable in respect of an Index Constituent given its jurisdiction of organization. As of the date of this pricing supplement, the applicable dividend withholding tax would reduce the cash value of distributions in respect of any Index Constituent organized under the laws of Canada or any province or territory of Canada by 15% for purposes of calculating the index dividend.

On any calendar day that is not a coupon ex-date, the “coupon adjustment dividend amount” will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment dividend amount will equal the accrued dividend on the coupon valuation date immediately preceding such coupon ex-date.

The “accrued investor fee” for each ETN on any subsequent calendar day will be calculated as follows: The accrued investor fee on the initial valuation date will equal zero. The accrued dividend on any calendar day will equal (1) the accrued investor fee as of the immediately preceding calendar day plus (2) the daily fee value on such calendar day minus (3) the coupon adjustment fee amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued investor fee will be adjusted accordingly.

The “daily fee value” on any calendar day is equal to the product of (1) the closing VWAP level on such calendar day divided by the VWAP factor and (2) 0.95% divided by 365. Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

On any calendar day that is not a coupon ex-date, the “coupon adjustment fee amount” will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment fee amount will equal (i) the coupon adjustment dividend amount on such coupon ex-date, if the coupon amount in respect of such coupon-ex date is zero or (ii) the accrued investor fee on the coupon valuation date immediately preceding such coupon ex-date, if the coupon amount in respect of such coupon-ex date is greater than zero.

The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.125% times the closing indicative value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

A “valuation date” means each index business day from March 12, 2013 to March 5, 2043, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to March 12, 2013 as the “initial valuation date” and March 5, 2043 as the “final valuation date”.

An “index business day” means any day which is a New York Stock Exchange business day.

A “coupon valuation date” means the 15th of February, May, August and November of each calendar year during the term of the ETNs or if such date is not an index business day, then the first index business day following such date (subject to the occurrence of a market disruption event). The first coupon valuation date will be May 15, 2013.

A “coupon ex-date” means the seventh index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon ex-date will be May 24, 2013.

A “coupon record date” means the ninth index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon record date will be May 29, 2013.

A “coupon payment date” means the 15th index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon payment date will be June 6, 2013.

A “redemption date” is:

•

In the case of holder redemption, the third business day following any valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

•

In the case of issuer redemption, the fifth business day after the last day of the issuer redemption measurement period, which will in no event be prior to the 20th calendar day following the date on which we deliver such notice.

The “final measurement period” means the five index business days from and including the final valuation date (subject to the occurrence of a market disruption event).

The “issuer redemption measurement period” means the five index business days from and including the applicable valuation date specified in the issuer redemption notice (subject to the occurrence of a market disruption event).

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “trading day” is a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the NYSE Arca stock exchange (“NYSE Arca”), in each case as determined by the calculation agent in its sole discretion.

For a further description of how your payment at maturity or redemption will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because the accrued investor fee reduces the amount of your return at maturity or upon early redemption and the accrued investor fee and the redemption charge reduce the amount of your return upon holder redemption, the level of the Index, as measured by the VWAP level and taken together with any coupon payments, will need to increase significantly in order for you to receive an aggregate amount over the term of the ETNs equal to at least the principal amount of your investment. If the increase in the level of the Index, as measured by the VWAP level and taken together with any coupon payments, is insufficient to offset the negative effect of the accrued investor fee (and, in the case of holder redemption, the redemption charge) or the level of the Index, as measured by the VWAP level and taken together with any coupon payments, decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the increase in the level of the Index, as measured by the VWAP level and taken together with any coupon payments, is insufficient to offset the negative effect of the accrued investor fee (and, in the case of holder redemption, the redemption charge) or the level of the Index, as measured by the VWAP level and taken together with any coupon payments, decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

•

Market and Volatility Risk—The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as Index Constituents at any time. The prices of the Index Constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

•

Limited or Lack of Portfolio Diversification—The Index Constituents are concentrated in the energy sector. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

•

No Guaranteed Coupon Payments—You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the Index Constituents prior to the relevant coupon valuation date.

•

A Trading Market for the ETNs May Not Exist—We have applied to list the ETNs on NYSE Arca but we cannot guarantee that such application will be approved and a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and, if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

•

Issuer Redemption—Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

•

Taxation—The U.S. federal income tax consequences of investing in the ETNs may be less favorable than a direct investment in the Index Constituents and are uncertain. Among other issues, Section 1260 of the Internal Revenue Code of 1986 (the “Code”) could recharacterize all or a portion of any long-term capital gain that you recognize with respect to the ETNs as an “excess gain amount” that you must treat as ordinary income (and which is subject to an interest charge). Other aspects of the U.S. federal income tax treatment of the ETNs are also uncertain, and may be less favorable, depending on your circumstances, than the U.S. federal income tax consequences of investing in the Index Constituents directly. You should review the discussion under “Material U.S. Federal Income Tax Considerations” below and consult with your tax advisor prior to investing in the ETNs.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•

You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the Index specifically, and the risk of fluctuations in the energy sector in general and in the prices of the Index Constituents in particular.

•

You believe the value of the Index, as measured by the VWAP level and taken together with any coupon payments, will increase by an amount sufficient to offset the negative effect of the accrued investor fee (and, in the case of holder redemption, the redemption charge) during the term of the ETNs.

•	You seek an investment with a return linked to the performance of the Index.

•	You seek current income but are willing to receive a lower amount of distributions than you would if you owned interests in the Index Constituents directly.

•	You do not seek a guaranteed return of principal.

•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date;

The ETNs may not be a suitable investment for you if:

•

You are not willing to be exposed to market fluctuations in general and fluctuations in the performance of the Index specifically, and the risk of fluctuations in the energy sector in general and in the prices of the Index Constituents in particular.

•

You believe the value of the Index, as measured by the VWAP level, will decrease or value of the Index, as measured by the VWAP level and taken together with any coupon payments, will not increase by an amount sufficient to offset accrued the investor fee (and, in the case of holder redemption, the redemption charge) during the term of the ETNs.

•	You do not seek an investment with a return linked to the performance of the Index.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You do not seek current income from your investment.

•	You seek a guaranteed return of principal.

•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid forward contract with respect to the Index. In addition, by purchasing the ETNs you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the coupon amount (including amounts received upon the sale or maturity of the ETNs in respect of accrued but unpaid coupon amounts) as an amount that should be included in ordinary income for U.S. federal income tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting for tax purposes. You will be required to treat the coupon amounts in such a manner despite the fact that (i) the coupon amounts may exceed the amount of ordinary income that you would be required to recognize had you held the Index Constituents directly because a portion of the coupon amounts may be attributable to (a) distributions on the Index Constituents that exceed the income allocations on such constituents or (b) distributions on the Index Constituents that are attributable to allocations of long-term capital gain (which is currently subject to tax at preferential rates) and (ii) there may be other possible treatments of the coupon amounts that would be more advantageous to holders of ETNs. If the ETNs are so treated (and subject to the discussion below regarding the application of Section 1260 of the Code), you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the coupon amount, which will be treated as ordinary income) and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as described above. However, it is possible that the Internal Revenue

Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

The Internal Revenue Service may assert that the ETNs should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 applies in the case of an index that, like the Index, is predominantly comprised of pass-thru entities. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to such an index, in which case Section 1260 would apply to the ETNs. If your ETNs are subject to Section 1260, any long-term capital gain that you realize upon the sale, exchange or maturity of your ETNs would generally be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by your ETNs) on the date that you purchased your ETNs and sold your interest in the Index Constituents on the date of the sale or maturity of the ETNs (the “excess gain amount”). If the ETNs are subject to these rules, the excess gain amount will generally be presumed to be equal to all of the gain that you recognized in respect of the ETNs (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 under the heading “Material U.S. Federal Income Tax Considerations” below, and are urged consult your own tax advisor regarding the potential application of these rules.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs and a discussion of considerations for non-U.S. investors, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following two examples illustrate the hypothetical coupon amount payable on each quarterly coupon payment date over a hypothetical period of ten quarters. These examples show accrued dividends and accrued investor fees as of each quarterly coupon valuation date, to illustrate the effect of quarterly accrual of dividend and investor fees. The “quarterly coupon payments” reflect the coupon amount that will be paid for each quarter on the coupon payment date following the relevant coupon valuation date. Each of the hypothetical coupon amounts set forth below is for illustrative purposes only and may not be the actual coupon amount payable to a purchaser of the ETNs on any coupon payment date. The actual coupon amount payable on any coupon payment date will be determined by reference to the accrued dividend and the accrued investor fee calculated as of the corresponding coupon valuation date and may be substantially different from any amounts set forth below. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index Constituents or the Index.

Example 1:

A	B	C	D	E	F	G	H
Quarter	Closing VWAP Level	Quarterly Index Dividend Yield	Quarterly Coupon Payments	Accrued Dividend	Accrued Investor Fee	ETN Current Value	Closing Indicative Note Value
0	1,000.00			$0.00	$0.00	$25.00	$25.00
1	1,015.00	1.00%	$0.19	$0.25	$0.06	$25.38	$25.57
2	1,030.23	1.00%	$0.19	$0.26	$0.06	$25.76	$25.95
3	1,045.68	1.00%	$0.20	$0.26	$0.06	$26.14	$26.34
4	1,061.36	1.00%	$0.20	$0.26	$0.06	$26.53	$26.73
5	1,077.28	1.00%	$0.20	$0.27	$0.06	$26.93	$27.14
6	1,093.44	1.00%	$0.21	$0.27	$0.06	$27.34	$27.54
7	1,109.84	1.00%	$0.21	$0.27	$0.07	$27.75	$27.96
8	1,126.49	1.00%	$0.21	$0.28	$0.07	$28.16	$28.37
9	1,143.39	1.00%	$0.22	$0.28	$0.07	$28.58	$28.80
10	1,160.54	1.00%	$0.22	$0.29	$0.07	$29.01	$29.23

Annualized VWAP Level Change			6.14%	Index Total Return			27.98%
Annualized Return on the ETNs			6.46%	Total Return on the ETNs			24.81%

Example 2:

A	B	C	D	E	F	G	H
Quarter	Closing VWAP Level	Quarterly Index Dividend Yield	Quarterly Coupon Payments	Accrued Dividend	Accrued Investor Fee	ETN Current Value	Closing Indicative Note Value
0	1,000.00			$0.00	$0.00	$25.00	$25.00
1	1,015.00	0.00%	$0.00	$0.00	$0.06	$25.38	$25.32
2	1,030.23	0.00%	$0.00	$0.00	$0.12	$25.76	$25.64
3	1,045.68	0.00%	$0.00	$0.00	$0.18	$26.14	$25.96
4	1,061.36	0.00%	$0.00	$0.00	$0.24	$26.53	$26.29
5	1,077.28	0.00%	$0.00	$0.00	$0.31	$26.93	$26.62
6	1,093.44	1.00%	$0.00	$0.27	$0.37	$27.34	$27.23
7	1,109.84	1.00%	$0.11	$0.27	$0.17	$27.75	$27.85
8	1,126.49	1.00%	$0.21	$0.28	$0.07	$28.16	$28.37
9	1,143.39	1.00%	$0.22	$0.28	$0.07	$28.58	$28.80
10	1,160.54	1.00%	$0.22	$0.29	$0.07	$29.01	$29.23

Annualized VWAP Level Change			6.14%	Index Total Return			21.87%
Annualized Return on the ETNs			6.46%	Total Return on the ETNs			19.09%

The following two examples illustrate how the ETNs would perform at maturity or upon early redemption in hypothetical circumstances. We have included an example in which the VWAP level increases at a constant rate of 3.00% per year through maturity (Example 3), as well as an example in which the VWAP level decreases at a constant rate of 3.00% per year through maturity (Example 4). For ease of analysis and presentation, the following examples assume that the term of the ETN is 30 years, no coupon amount was paid during the term of the ETNs and the accrued dividend for each applicable period is zero. These examples highlight the impact of the accrued investor fee on the payment at maturity or upon early redemption under different circumstances. Because the accrued investor fee takes into account the performance of the Index, as measured by the VWAP level, the absolute level of the accrued investor fee is dependent on the path taken by the VWAP level to arrive at its ending level. The figures in these examples have been rounded for convenience.

Example 3:

A	B	C	D	E	F	G	H
Year	Closing VWAP Level	Yearly Index Dividend Yield	Yearly Coupon Payments	Accrued Dividend	Accrued Investor Fee	ETN Current Value	Closing Indicative Note Value
0	1,000.00					$25.00	$25.00
1	1,030.00	0.00%	$0.00	$0.00	$0.24	$25.75	$25.51
2	1,060.90	0.00%	$0.00	$0.00	$0.49	$26.52	$26.03
3	1,092.73	0.00%	$0.00	$0.00	$0.75	$27.32	$26.57
4	1,125.51	0.00%	$0.00	$0.00	$1.01	$28.14	$27.13
5	1,159.27	0.00%	$0.00	$0.00	$1.28	$28.98	$27.70
6	1,194.05	0.00%	$0.00	$0.00	$1.56	$29.85	$28.29
7	1,229.87	0.00%	$0.00	$0.00	$1.85	$30.75	$28.90
8	1,266.77	0.00%	$0.00	$0.00	$2.14	$31.67	$29.53
9	1,304.77	0.00%	$0.00	$0.00	$2.45	$32.62	$30.17
10	1,343.92	0.00%	$0.00	$0.00	$2.76	$33.60	$30.83
11	1,384.23	0.00%	$0.00	$0.00	$3.09	$34.61	$31.52
12	1,425.76	0.00%	$0.00	$0.00	$3.42	$35.64	$32.22
13	1,468.53	0.00%	$0.00	$0.00	$3.76	$36.71	$32.95
14	1,512.59	0.00%	$0.00	$0.00	$4.12	$37.81	$33.70
15	1,557.97	0.00%	$0.00	$0.00	$4.48	$38.95	$34.47
16	1,604.71	0.00%	$0.00	$0.00	$4.86	$40.12	$35.26
17	1,652.85	0.00%	$0.00	$0.00	$5.25	$41.32	$36.08
18	1,702.43	0.00%	$0.00	$0.00	$5.64	$42.56	$36.92
19	1,753.51	0.00%	$0.00	$0.00	$6.05	$43.84	$37.78
20	1,806.11	0.00%	$0.00	$0.00	$6.48	$45.15	$38.68
21	1,860.29	0.00%	$0.00	$0.00	$6.91	$46.51	$39.59
22	1,916.10	0.00%	$0.00	$0.00	$7.36	$47.90	$40.54
23	1,973.59	0.00%	$0.00	$0.00	$7.82	$49.34	$41.52
24	2,032.79	0.00%	$0.00	$0.00	$8.30	$50.82	$42.52
25	2,093.78	0.00%	$0.00	$0.00	$8.79	$52.34	$43.56
26	2,156.59	0.00%	$0.00	$0.00	$9.29	$53.91	$44.62
27	2,221.29	0.00%	$0.00	$0.00	$9.81	$55.53	$45.72
28	2,287.93	0.00%	$0.00	$0.00	$10.35	$57.20	$46.85
29	2,356.57	0.00%	$0.00	$0.00	$10.90	$58.91	$48.01
30	2,427.26	0.00%	$0.00	$0.00	$11.47	$60.68	$49.21

Annualized VWAP Level Change			3.00%	Index Total Return			142.73%
Annualized Return on the ETNs			2.28%	Total Return on the ETNs			96.85%

Example 4:

A	B	C	D	E	F	G	H
Year	Closing VWAP Level	Yearly Index Dividend Yield	Yearly Coupon Payments	Accrued Dividend	Accrued Investor Fee	ETN Current Value	Closing Indicative Note Value
0	1,000.00					$25.00	$25.00
1	970.00	0.00%	$0.00	$0.00	$0.23	$24.25	$24.02
2	940.90	0.00%	$0.00	$0.00	$0.46	$23.52	$23.06
3	912.67	0.00%	$0.00	$0.00	$0.68	$22.82	$22.14
4	885.29	0.00%	$0.00	$0.00	$0.89	$22.13	$21.24
5	858.73	0.00%	$0.00	$0.00	$1.10	$21.47	$20.37
6	832.97	0.00%	$0.00	$0.00	$1.30	$20.82	$19.52
7	807.98	0.00%	$0.00	$0.00	$1.50	$20.20	$18.70
8	783.74	0.00%	$0.00	$0.00	$1.69	$19.59	$17.91
9	760.23	0.00%	$0.00	$0.00	$1.87	$19.01	$17.14
10	737.42	0.00%	$0.00	$0.00	$2.05	$18.44	$16.39
11	715.30	0.00%	$0.00	$0.00	$2.22	$17.88	$15.66
12	693.84	0.00%	$0.00	$0.00	$2.39	$17.35	$14.96
13	673.03	0.00%	$0.00	$0.00	$2.55	$16.83	$14.28
14	652.84	0.00%	$0.00	$0.00	$2.71	$16.32	$13.61
15	633.25	0.00%	$0.00	$0.00	$2.86	$15.83	$12.97
16	614.25	0.00%	$0.00	$0.00	$3.01	$15.36	$12.35
17	595.83	0.00%	$0.00	$0.00	$3.15	$14.90	$11.74
18	577.95	0.00%	$0.00	$0.00	$3.29	$14.45	$11.16
19	560.61	0.00%	$0.00	$0.00	$3.43	$14.02	$10.59
20	543.79	0.00%	$0.00	$0.00	$3.56	$13.59	$10.04
21	527.48	0.00%	$0.00	$0.00	$3.68	$13.19	$9.50
22	511.66	0.00%	$0.00	$0.00	$3.81	$12.79	$8.98
23	496.31	0.00%	$0.00	$0.00	$3.93	$12.41	$8.48
24	481.42	0.00%	$0.00	$0.00	$4.04	$12.04	$7.99
25	466.97	0.00%	$0.00	$0.00	$4.16	$11.67	$7.52
26	452.97	0.00%	$0.00	$0.00	$4.27	$11.32	$7.06
27	439.38	0.00%	$0.00	$0.00	$4.37	$10.98	$6.61
28	426.20	0.00%	$0.00	$0.00	$4.47	$10.65	$6.18
29	413.41	0.00%	$0.00	$0.00	$4.57	$10.34	$5.76
30	401.01	0.00%	$0.00	$0.00	$4.67	$10.03	$5.35

Annualized VWAP Level Change			-3.00%	Index Total Return			-59.90%
Annualized Return on the ETNs			-5.01%	Total Return on the ETNs			-78.58%

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the VWAP level, which is intended to track the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index or the Index Constituents. See “The Index” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs

Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. Because the VWAP level will not necessarily correlate with the closing levels or intraday indicative values of the Index, the payment at maturity or upon early redemption, will not be the same as investing in a debt security with a payment at maturity or upon early redemption linked to the performance of the Index as measured using closing levels or intraday indicative values. In particular, the official Index closing level may vary significantly, on a continuous basis over the term of the ETNs, from the VWAP level. Please see “The Index” below for information relating to the historical performance of the Index. However, historical performance is not necessarily indicative of future performance.

You Are Not Guaranteed a Coupon Payment

You will not receive a coupon payment on a coupon payment date if the accrued investor fee exceeds the accrued dividend on any coupon valuation date. As the accrued dividend is calculated by reference to the aggregate cash value of distributions that a hypothetical person holding Index Constituents in proportion to the weights of the Index Constituents would have been entitled to receive in respect of the Index Constituents (adjusted by the VWAP factor), the effect of the value of such distributions will therefore need to be sufficient to offset the negative effect of the accrued investor fee in order for you to receive a coupon payment on any coupon valuation date. In addition, the value of any distributions in respect of any Index Constituents occurring after a coupon valuation date but before the immediately following coupon ex-date will not be reflected in the accrued dividend on such coupon valuation date and, therefore, will not be reflected in the coupon amount payable on the corresponding coupon payment date.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than 20 calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the 20th calendar day following the date on which we deliver such notice. However, if the Index is terminated as described further below under “The Index—Change in Index Methodology; Adjustments; Termination of the Index”, then the ETNs may be redeemed immediately without any notice to holders of the ETNs.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following delivery of the issuer redemption notice.

Even If the Level of the Index at Maturity or Upon Early Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs Due To the Accrued Investor Fee

Since the accrued investor fee reduces the amount of your return on any coupon payment date or at maturity or upon early redemption, the level of the Index, as measured by the VWAP level, will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. Because the accrued investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year. Therefore, if the Index level, as measured by the VWAP level, does not increase or the increase in the level of the Index is insufficient to offset the negative effect of the investor fee or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Owning the ETNs is Not the Same As Owning Interests in the Index Constituents or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned interests in the Index Constituents or a security directly linked to the performance of the Index measured using any method other than average VWAP levels, and held such investment for a similar period. Any return on your ETNs includes the negative effect of the accrued investor fee. Furthermore, if the level of the Index or the VWAP level increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

You Have No Partnership or Other Interests In Any of the Index Constituents or Rights to Receive Any Equity Securities

Investing in the ETNs will not make you a holder of any interest in the Index Constituents. Neither you nor any other holder or owner of the ETNs will have any voting rights, any right to receive distributions or any other rights with respect to the Index Constituents. The payment at maturity or upon early redemption and the coupon payments, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index Constituents.

Changes That Affect the Calculation of the Index Will Affect the Market Value of the ETNs and Any Amounts Payable on the ETNs

The Index Sponsor is responsible for calculating and publishing the Index. The Index Sponsor can make methodological changes that could change the VWAP level. You should realize that the changing of Index methodology may affect the Index and cause the Index to perform better or worse than before the Index methodology. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the ETNs. The Index Sponsor has no obligation to consider your interests as a holder of the ETNs in calculating or revising the Index. See “The Index” as well as the Index-specific sections in this pricing supplement for more information.

The amounts payable on the ETNs and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index, in which case it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the initial VWAP level or the final VWAP level are not available because of a market disruption event or for any other reason, the VWAP calculation agent—which will initially be the NYSE Euronext (“NYSE”)—may be entitled to make a good faith estimate in its sole discretion of the final VWAP level that would have prevailed in the absence of the market disruption event. If the VWAP calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the final VWAP level is required to be determined, the VWAP calculation agent will instead make a good faith estimate in its sole discretion of the final VWAP level by reference to a group of master limited partnerships, limited liability companies or corporations in the GICS Energy Sector and Gas Utilities Industry in the same general manner previously used by the Index Sponsor and that the VWAP calculation agent determines will as closely as reasonably possible replicate the Index.

The Index Constituents Are Concentrated in the Energy Industry

The Index Constituents are companies in the Energy Sector or Gas Utilities Sector, as determined by the GICS classification system. In addition, many of the Index Constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. In addition the Index Constituents in the energy industry are significantly affected by a number of factors including:

•	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

•	changes in tax or other laws affecting master limited partnerships and similar structures generally;

•	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

•	changes in the relative prices of competing energy products;

•	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

•	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

•	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

•	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy sector or gas utility industry generally or regionally and could cause the value of some or all of the Index Constituents to decline during the term of the ETNs.

Energy MLP Market Risks May Affect the Trading Value of the ETNs and the Amount You Will Receive At Maturity

We expect that the level of the Index will fluctuate in accordance with changes in the financial condition of the Index Constituents and certain other factors. The financial condition of the Index Constituents may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index and thus in the value of the ETNs. The ETNs are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Constituents change.

Investor perceptions of the Index Constituents are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index is expected to fluctuate until the maturity date.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the Index Sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed under “The Index—Modifications to the Index” in this pricing supplement, the Index Sponsor has the discretion in a number of circumstances, including upon the occurrence of an Index Market Disruption Event or Index Adjustment Event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

In addition, the Index or the Index Constituents could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the Index) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the Index or the Index Constituents and, correspondingly, could adversely affect the value of the ETNs.

The Index Has Very Limited Historical Information

The Index was launched on February 20, 2013. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical and Hypothetical Historical Performance of the Index” is a historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-launch date period. Because the Index is of recent origin and limited or no historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

We Are Not Obligated to Conduct Due Diligence on the Strategy or any Index Constituent

We are not obligated to conduct due diligence and analysis on any Index Constituent or the Strategy. The Strategy is maintained exclusively by the Index Selection Agent and not by Barclays Bank PLC or any of our affiliates. We can make no representations or warranties regarding the Strategy nor can we provide any assurances regarding the ability of the Strategy to meet its stated objectives, as described under “The Index” in this pricing supplement. While we or our affiliates may conduct due diligence on any Index Constituents from time to time, prior to and during the term of the ETNs, we (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management. Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the ETNs. You cannot rely for any purpose on any of our information, analysis and opinions concerning any stock included within the Index, the basket selected by the Strategy to be reflected in the Index or any Index Constituent. You are urged to consult with your own advisers before investing in the ETNs.

The Index Sponsor and the Index Selection Agent Rely on Information Over Which They Have No Control or Warranty

The Index Sponsor and the Index Selection Agent rely on information from various third party independent and public sources in selecting the Index Constituents and calculating the Index level, including earnings and other financial reports published by individual companies. Neither the Index Sponsor nor the Index Selection Agent independently verifies the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. Furthermore, if the market for any Index Constituent is disrupted, publicly available information regarding the Index Constituents may be based on the last-reported levels and may be based on non-current information. Neither the Index Sponsor nor the Index Selection Agent takes any responsibility for the impact of any inaccuracy of such data on the level of the Index or the value of the ETNs.

The Index Sponsor May, In Its Sole Discretion, Discontinue the Public Disclosure of the Intraday Level of the Index and the End-Of-Day Official Closing Level of the Index.

We have applied to list the ETNs on NYSE Arca. The Index Sponsor is not under any obligation to continue to calculate the intraday level of the Index and end-of-day official closing level of the Index or required to calculate similar values for any successor index. If the Index Sponsor discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the ETNs on the NYSE Arca. If the ETNs are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the ETNs may be materially and adversely affected and you may sustain significant losses if you sell your ETNs in the secondary market. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the Index, or the VWAP level calculated with reference to the performance of the Index Constituents, will rise or fall. The actual performance of the Index and the VWAP level over the term of the ETNs, as well as the amount payable at maturity or upon early redemption may bear little relation to the historical value of the Index.

The Market Value of the ETNs May Be Influenced By Many Unpredictable Factors

The market value of the ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the ETNs in the secondary market. We expect that generally the value of the Index Constituents included in the Index and the Index will affect the market value of the ETNs more than any other factors. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of forward volatility levels of the stock markets on which the Index Constituents are listed or traded, the Index Constituents, and prevailing market prices of options on the Index or any other financial instruments related to the Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical or judicial events that affect the market price or forward volatility of the stock markets on which the Index Constituents are listed or traded, the Index Constituents, and the Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five business days. As a result, the maturity date or a redemption date (in the case of either holder redemption or issuer redemption) could also be postponed, although not by more than five business days. If a valuation date is postponed until the fifth business day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “The Index—Discontinuance or Modification of the Index” in this pricing supplement.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on a redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have applied to list the ETNs on NYSE Arca, we cannot guarantee that such application will be approved and a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Index Constituents or Instruments Linked to the Index or the Index Constituents May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items or the level or VWAP level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the level or VWAP level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in hedging or loss reduction transactions, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level or VWAP level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents, or on stocks and commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences May Be Less Favorable Than a Direct Investment in the Index Constituents and Are Uncertain

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid forward contract with respect to the Index. This agreed treatment may have timing and character consequences that result in you owing more U.S. federal income tax than you would have owed if you had instead made a direct investment in the Index Constituents. In particular, the terms of the ETNs will require you to treat the coupon amount as ordinary income, notwithstanding the fact that an actual holder of the Index Constituents may be allocated an amount of income that is less than the distributions it receives, and all or a portion of such allocations may be treated as long-term capital gain. This could have the effect of requiring you to pay more U.S. federal income tax (and requiring you to pay such tax at an earlier time) than a holder of a similar investment in the Index Constituents.

In addition, the U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon sale, early redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until early redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

The Internal Revenue Service may assert that the ETNs should be treated as a “constructive ownership transaction” which would be subject to Section 1260 of the Code. Under Section 1260, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index that, like the Index, is predominantly comprised of pass-thru entities. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to such an index, in which case Section 1260 would apply to the ETNs. If your ETNs are subject to these rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your ETNs would generally be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by the ETNs) on the date that you purchased your ETNs and sold your interest in the Index Constituents on the date of the sale or maturity of your ETNs (the “excess gain amount”). If your ETNs are subject to Section 1260, the excess gain amount will generally be presumed to be equal to all of the gain that you recognize in respect of the ETNs (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 under the heading “Material U.S. Federal Income Tax Consequences” and are urged consult your own tax advisor regarding the potential application of these rules.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the Index Constituents. In such a case, you could be required to recognize amounts of income, gain or loss as if you had actually owned interests in the Index Constituents. Under this alternative treatment, you could also be required to currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances. Further, if the ETNs are characterized in accordance with this alternative treatment under state or local (or, to the extent the Index Constituents have operations outside the United States, foreign) law, you could be required to file state, local and foreign tax returns on account of your deemed ownership interest in the Index Constituents and pay tax accordingly.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

Non-U.S. Holders of the ETNs May Be Subject to Adverse U.S. Federal Income Tax Consequences

The U.S. federal income tax treatment of the ETNs is uncertain, and some potential characterizations of the ETNs under U.S. federal income tax law could result in adverse consequences for non-U.S. holders. Given the uncertainty regarding how ETNs owned by non-U.S. holders should be characterized for U.S. federal income tax purposes, we intend to treat any coupons paid to a non-U.S. holder as subject to a 30% withholding tax (unless that income is effectively connected with the holder’s conduct of a trade or business in the United States, in which case, in order to avoid withholding, a non-U.S. holder of the ETNs will be required to provide a properly executed IRS Form W-8ECI). If you are a non-U.S. holder, therefore, you should consult your tax advisor about whether you may be entitled to a refund of this withholding tax.

Certain other circumstances and alternative treatments of the ETNs could result in other adverse U.S. federal income tax consequences for non-U.S. investors (including the potential need to file U.S. tax returns). For a further discussion of the U.S. federal considerations that may be relevant to non-U.S. investors in the ETNs, please see the non-U.S. holder discussion under “Material U.S. Federal Income Tax Considerations” below. Prospective non-U.S. holders should consult their tax advisors prior to investing in the ETNs.

THE INDEX

Overview

The Atlantic Trust Select MLP Index (the “Index”) seeks to capture returns that may be available from investing in a basket of direct or indirect interests in master limited partnerships (“MLPs”), limited liability companies (“LLCs”) and corporations (collectively, “MLP Interests”) that are selected pursuant to the Atlantic Trust Select MLP Strategy (the “Strategy”), as described below. MLP Interests are either MLPs or LLCs having a similar legal structure and sharing the same tax characteristics, or in certain cases corporations that act as general partner or manager for such MLPs or LLCs, in each case that are publicly traded on a securities exchange. The Strategy dynamically selects a basket of up to 100 MLP Interests based on certain eligibility criteria including their long-term credit rating, the portion of their cash flow driven by mid-stream operations and their size as measured by free-float market capitalization and average daily trading value. The eligibility criteria require that each MLP Interest (i) be traded on one of certain specified exchanges, (ii) belong to the energy or gas utility sector (as classified by the Global Industry Classification Standard® (“GICS”)), (iii) have a free float market capitalization and three month average daily trading value that exceed certain thresholds, (iv) benefit from a certain long-term credit rating from a major credit rating agency and (v) receive a certain threshold of cash flow directly or indirectly from midstream operations in the energy infrastructure business.

After the minimum eligibility criteria are applied, the MLP Interests are then ranked in descending order according to their market capitalization and up to 100 MLP Interests are included in the Index. The notional weight in the Index given to each selected MLP Interest is calculated based on the relative free float market capitalization, subject to a cap on the weight applied to prevent concentration of the Strategy in any singular MLP Interest. Any excess notional weight in the Index is redistributed proportionately among the uncapped MLP Interests; if all the selected MLP Interests in the index reach their weight cap, the excess notional weight is allocated to a cash component.

The Strategy was developed by Stein Roe Investment Counsel, Inc. (the “Index Selection Agent” or “Stein Roe”), a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Atlantic Trust, a wealth management division of Invesco, Ltd.

The Index is calculated based on the performance of the basket of MLP Interests selected by the Strategy after a series of additional filters has been applied by the Index

Sponsor, as described below. The Index therefore reflects the returns available from a notional long position in the basket of MLP Interests included in the Index each quarter. The basket of MLP Interests selected by the Index Selection Agent pursuant to the Strategy are referred to below as the “Selected MLPs”, and the Selected MLPs ultimately included in the Index following the application of the series of filters as described below are referred to below as the “Index Constituents”. The Index Constituents may consist of either limited partnership interests in a MLP (or similar legal interest in a LLC) or interests in the general partner (or similar managing entity with respect to a limited liability company). In certain cases, both a limited partnership interest and an interest in the general partner with respect to the same MLP or LLC may be included as Index Constituents at any given time.

The Index is rebalanced quarterly by the Index Sponsor over a period (the “Rebalancing Period”) of four index business days (each a “Rebalancing Date”) beginning on the second Friday of each Calendar Quarter to reflect the Index Constituents selected according to the methodology described in this section. “Calendar Quarter” means each quarter in a calendar year starting on and including the first calendar day of January, April, July and October and ending on and including the last calendar day of March, June, September and December. On the tenth index business day prior to the start of each Rebalancing Period (a “Selection Date”), the Index Selection Agent will determine the Selected MLPs according to the five steps set forth below under “—Selection of MLP Interests through the Strategy” based on the relevant data as at the close of business, New York time, on the Selection Date and will send the list of Selected MLPs to the Index Sponsor. As described below under “—Composition of the Index”, the Index Sponsor will include as Index Constituents for the relevant Rebalancing Period any Selected MLPs not excluded under the Additional Filters described therein. The Index Sponsor will calculate the level of the Index on any index business day in the manner set forth under “Calculation of the Level of the Index” below.

The Index is maintained and calculated by Barclays Bank PLC (the “Index Sponsor”). The Index Sponsor calculates the level of the Index on each index business day (as defined below) with respect to the prior index business day and publishes the Index level on the Index page at http://www.barcap.com/indices. The Index is also reported on Bloomberg under the ticker symbol “BXIIATMP <Index>” or any successor thereto.

Selection of MLP Interests through the Strategy

Step 1: Determination of the Eligible Universe

The “Eligible Universe” will consist of all MLP Interests that meet the following criteria:

i)	the MLP Interest must be in either a MLP structure, a LLC structure or a corporate structure and be publicly traded on one of the following exchanges: (a) New York Stock Exchange (including NYSE Arca and NYSE Amex), (b) NASDAQ Global Select Market, (c) NASDAQ Select Market or (d) NASDAQ Capital Market;

ii)	the MLP Interest must be classified in the GICS Energy Sector (GICS Code 10) or the Gas Utilities Industry (GICS Code 551020);

iii)	the MLP Interest must have a free float market capitalization of greater than (a) $300 million, if the interest was a Selected MLP on the immediately preceding Selection Date or (b) $500 million, if the interest was not a Selected MLP on the immediate preceding Selection Date; and

iv)	the MLP Interest must have a three month average daily trading value of greater than (a) $3 million over the three months preceding the Selection Date, if the MLP Interest was a Selected MLP on the immediately preceding Selection Date or (b) $5 million over the three months preceding the Selection Date, if the MLP Interest was not a Selected MLP on the immediate preceding Selection Date.

GICS provides a consistent set of global sector and industry definitions that enable market participants to identify and analyze companies from a common global perspective by breaking down the market into four levels of granularity: 10 sectors, 24 industry groups, 68 industries and 154 sub-industries. Companies are classified primarily based on revenues, though earnings and market perception are also considered in classification analysis.

For purposes of the Eligible Universe above, free float market capitalization will be determined by reference to the product of the figures in Bloomberg fields EQY_FLOAT and PX_LAST for each MLP Interest, and three month average daily trading value will be determined by reference to the 63-day historical average of the product of the Bloomberg fields PX_LAST and PX_VOLUME for each MLP Interest.

Step 2: Determination of the Final Investment Universe

After the Eligible Universe is determined, the “Final Investment Universe” is selected in accordance with the following steps:

i)	The Eligible Universe is divided into two categories: interests in GPs and interests in LPs. A “GP” is a corporation, limited liability company or other legal entity that either serves as general partner of a MLP or as manager of a LLC and owns a substantial equity interest in that MLP or LLC. The GP typically has unlimited liability with respect to the MLP or LLC and an active role in the daily operations and management of the MLP or LLC. An “LP” is a limited partnership interest in a MLP or similar legal interest in a LLC. An interest in a LP is a limited partnership interest or similar legal interest that provides capital to a MLP or LLC but typically has no role in the operations or management of the MLP or LLC and limited liability up to the amount of the limited partner’s investment.

ii)	GPs must meet each of the following criteria to be included in the Final Investment Universe:

a.	The limited partnership for which the GP acts as general partner must have a long-term investment-grade credit rating as of the Selection Date of any of Baa3 or better from Moody’s, BBB- or better from Standard & Poor’s or BBB- or better from Fitch.

b.	If the interest in the GP was not a Selected MLP on the immediately preceding Selection Date, cash flows from the MLP or LLC for which the GP acts as general partner or manager that include payments from incentive distribution rights over incremental distributable cash flow from the relevant limited partnership and midstream operations must account for more than 50% of the GP’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) over the relevant Trailing Four Quarter Period. If the interest in the GP was a Selected MLP on the immediately preceding Selection Date, cash flows from the MLP or LLC for which the GP acts as general partner that include payments from incentive distribution rights and midstream operations must account for at least 35% of the GP’s EBITDA over the relevant Trailing Four Quarter Period. The EBITDA of each GP over the relevant Trailing Four Quarter Period will be determined based on the GP’s financial statements included in its quarterly reports on Form 10-Q or its annual reports on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”). “Trailing Four Quarter Period” means the period of the last four complete Calendar Quarters prior to the relevant Selection Date.

iii)	LPs must meet each of the following criteria to be included in the Final Investment Universe:

a.	The LP must have a long-term investment-grade credit rating as of the Selection Date of any of Baa3 or better from Moody’s, BBB- or better from Standard & Poor’s or BBB- or better from Fitch.

b.	If the interest in the LP was not a Selected MLP on the immediately preceding Selection Date, the cash flows from midstream operations over the relevant Trailing Four Quarter Period must account for more than 50% of the LP’s EBITDA. If the interest in the LP was a Selected MLP on the immediately preceding Selection Date, the cash flows from midstream operations must account for at least 35% of the LP’s EBITDA over the relevant Trailing Four Quarter Period. The EBITDA of each LP over the relevant Trailing Four Quarter Period will be determined based on the LP’s financial statements included in its quarterly reports on Form 10-Q or its annual reports on Form 10-K, as filed with the SEC.

Step 3: Determine the Selected MLPs

If the Final Investment Universe comprises at least 20 but not more than 100 MLP Interests, all MLP Interests included in the Final Investment Universe will be Selected MLPs for the relevant Selection Date.

If the Final Investment Universe comprises more than 100 MLP Interests, the 100 MLP Interests with the largest free float market capitalization will be Selected MLPs for the relevant Selection Date.

If the Final Investment Universe comprises less than 20 MLP Interests, all MLP Interests included in the Final Investment Universe will be Selected MLPs for the relevant Selection Date. Additionally, all remaining MLP Interests in the Eligible Universe that also satisfy the cash flow criterion set forth in paragraph (ii)(b) of Step 2 in the case of a GP or paragraph (iii)(b) of Step 2 in the case of a LP (together, the “Remaining MLP Interests”) are ranked according to the current long-term credit rating to which the Strategy looks for determining whether the relevant Remaining MLP Interests form part of the Final Investment Universe. This ranking for each Remaining MLP Interest will be made on the basis of the applicable relative Standard & Poor’s rating, if available, or otherwise on the applicable relative Moody’s rating if that is available or the applicable relative Fitch rating if no other rating is available. Along with the relevant Final Investment Universe, the Remaining MLP Interests will be selected as needed to have a total of 20 Selected MLPs for the Selection Date, in descending order beginning with the Remaining MLP Interest with the highest long-term credit rating. If there are two or more Remaining MLP Interests in the 20th position with an equivalent long-term credit rating, the Remaining MLP Interest with the highest three month average daily trading value, determined as described above, shall be chosen. If there are two or more Remaining MLP Interests in the 20th position with both an equivalent long-term credit rating and an equivalent three month average daily trading value, the Remaining MLP Interest with the highest free float adjusted market capitalization, determined as described above, shall be chosen.

Step 4: Determination of Selected MLP Weights

On each Selection Date, a notional weight in the Index for each Selected MLP is determined based on the relative free float market capitalization of each Selected MLP as of the Selection Date, subject to a maximum notional weight of 8% for each LP or 4% for each GP. The weight of each Selected MLP will be determined in accordance with the following formula:

where:

Weight i,s means the notional weight of Selected MLP i on Selection Date S;

WeightCap means 8% for a Selected MLP that is a LP and 4% for a Selected MLP that is a GP;

MktCap i,s means the free float market capitalization, determined as described above under “—Step 1: Determination of the Eligible Universe”, of Selected MLP i on Selection Date S; and

N s means the total number of Selected MLPs on Selection Date S.

Step 5: Potential Adjustment of Selected MLP Weights

If after applying the previous four steps, the aggregate notional weight of the Selected MLPs is less than 100%, the remaining notional weight needed for the aggregate weight to equal 100% will be redistributed proportionately among all Selected MLPs having a weight less than the relevant maximum notional weight set forth above. If after this weight redistribution, the notional weight of any Selected MLP would be higher than the relevant maximum notional weight, then the process of weight redistribution will be repeated iteratively until no Selected MLP has a weight in excess of the relevant maximum. If the weights of all the Selected MLPs are at the relevant maximum notional weight and the sum of weights remains less than 100%, the remaining weight will be allocated to the Barclays Benchmark Overnight USD Cash Index (Bloomberg Ticker: BXIIBUS0 <Index>). This index represents a notional allocation to cash and is designed to provide exposure to a daily-rolling investment in a money-market deposit having returns equal to the US Fed Fund Effective Rate.

Composition of the Index

The Index Selection Agent has agreed to provide the Index Sponsor with the list of Selected MLPs and their respective notional weights, in each case determined on the relevant Selection Date in accordance with the steps described above, no later than the eighth index business day immediately preceding the first Rebalancing Date in the corresponding Rebalancing Period. After receiving the list of Selected MLPs, the Index Sponsor will confirm that the Selected MLPs were determined in accordance with the criteria set forth above.

From the list of Selected MLPs, the Index Sponsor will apply a series of additional filters (together, the “Additional Filters”) to exclude any of the following for purposes of the relevant Rebalancing Period:

•

any Selected MLP whose issuer is the target company of the Index Sponsor, Barclays PLC or any subsidiary of the Index Sponsor or Barclays PLC, and any Selected Index Component whose issuer is the acquiror company of the Index Sponsor or Barclays PLC, in an active merger/acquisition deal that has been publicly announced by the Index Sponsor, Barclays PLC, any subsidiary of the Index Sponsor or Barclays PLC, or the acquiror company on a date prior to (and excluding) the relevant Selection Date;

•	any Selected MLP consisting of the shares of Barclays PLC or the Index Sponsor;

•

any Selected MLP whose issuer is an entity in which the Index Sponsor or Barclays PLC owns, directly or indirectly, on the Selection Date, more than 10% of any class of any equity security of such issuer that is listed on a national securities exchange in the United States, and which has been previously disclosed by the Index Sponsor or Barclays PLC in a public filing with the U.S. Securities and Exchange Commission (or its successor) of Form 3, Form 4 or Form 5 (which filings are accessible via www.sec.gov under CIK#312070 or CIK#312069) and published by the Index Sponsor on the relevant Index page at www.barcap.com/indices (or its successor website) on a date prior to (and excluding) the Selection Date; or

•

any Selected Index Component whose inclusion as an Index Component in the Index on the Selection Date or whose ownership by persons generally in the United States on the Selection Date is prohibited under the laws, rules or regulations of the United States.

The Selected MLPs that remain after application of the Additional Filters will then become the Index Constituents to be included in the Index during the relevant Rebalancing Period.

Calculation of the Level of the Index

This section describes how the level of the Index is calculated and rebalanced. The Index is calculated by referring to a notional portfolio where each Index Constituent included in the Index at a particular time is represented by a notional number of units determined as described below. The Index level calculations and rebalancing calculations assign weights to the Index Constituents by applying the formulas below to the notional units that make up the Index at any particular time.

The “Index Constituent Level” is, with respect to any Index Constituent, its official closing price on the primary exchange or quotation system on which such Index Constituent is traded, as determined by the Index Sponsor.

Index Initial Composition

The level of the Index is deemed to have been 100.0000 on July 8, 2011 (the “Index Base Date”). The Index Sponsor began to calculate the level of the Index on February 20, 2013 (the “Index Commencement Date”). For each Index Constituent, the number of units in the Index on the Index Base Date is calculated according to the following formula:

where:

I0 is the level of the Index on the Index Base Date, which is equal to 100.0000;

is the Index Constituent Level of Index Constituent i as of the close of the Index Base Date; and

is the weight of Index Constituent i on the Index Base Date as determined by the method set forth above under “—Selection of MLPs and LLCs through the Strategy” and “—Composition of the Index”.

Index Rebalancing

On each Rebalancing Date, after the Index Sponsor has determined the Index Constituents and their relative weights, the notional number of units is calculated. The notional number of units for each Index Constituent on the Rebalancing Date is determined according to the following formulae:

Old Index Constituents:

with J = 1, ..., S and j = 1, ... , m

New Index Constituents:

with J = 1, ..., S and i = 1, ... , m

where:

“Old Index Constituents” means the Index Constituents as selected on the Selection Date immediately preceding the most recent Selection Date;

“New Index Constituents” means the Index Constituents selected on the immediately preceding Selection Date.

CashRj means the cumulative cash flow of Old Index Constituents and New Index Constituents since the last Rebalancing Date calculated as the sum of all the daily cash flow distributions by the Index Constituents following corporate actions, excluding ordinary cash dividends and stock dividends;

S is the number of Rebalancing Dates included in each Rebalancing Period, which is equal to 4;

J denotes the Rebalancing Date and can be equal to 1,2,3,4;

R0 is the index business day immediately preceding the first Rebalancing Date;

Rj is the J-th Rebalancing Date, with J =1, 2, 3, 4;

nj RJ and njRJ-i , when used in the equation for the Old Index Constituents, denote the number of units of the j-th Old Index Constituents, to be held on the close of the J-th Rebalancing Date and the number of units of the j-th Old Index Constituents held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

njRJ and njRJ-1 , when used in the equation for the New Index Constituents, denote the number of units of the i-th New Index Constituent, to be held on the close of the J-th Rebalancing Date and the number of units of the i-th New Index Constituent held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

m is the number of Old Index Constituents;

m is the number of New Index Constituents;

PjRj, when used in the equation for the New Index Constituents, is the Index Constituent Level of the i-th New Index Constituent on the relevant Rebalancing Date RJ, with J =1, 2, 3, 4;

Pj Rj , when used in the equation for the Old Index Constituents, is the Index Constituent Level of the j-th Old Index Constituent on the relevant Rebalancing Date, with J =1, 2, 3, 4;

wiNew is the weight of the i-th New Index Constituent, calculated in accordance with the steps set forth above under “—Selection of MLPs and LLCs through the Strategy” and “—Composition of the Index” above;

k iRJ is an adjustment factor reflecting the impact of corporate actions, if any, affecting the i-th New Index Constituent on Rebalancing Date RJ where RJ is the Ex-Date for any corporate action. The “Ex-Date” is the day on or after which the relevant Index Constituent is traded without the previously declared dividend, distribution or other corporate action. If no corporate action is affecting the i-th New Index Constituent on Rebalancing Date RJ, then kiR J equals one; and

kj RJ is an adjustment factor reflecting the impact of corporate actions, if any, affecting the j-th Old Index Constituent on Rebalancing Date RJ where RJ is the Ex-Date for the corporate action. If no corporate action is affecting the j–th Old Index Constituent on Rebalancing Date RJ, then kjR J equals one.

Index Level Calculation

The level of the Index applicable in respect of the Index Base Date is 100.0000. Thereafter,

the level of the Index with respect to each index business day shall be calculated by the Index Sponsor in accordance with the following formula:

where:

m is the number of Index Constituents;

ni t is the number of units of Index Constituent i held in the Index as of the close of index business day t.

On each index business day t which is not a Rebalancing Date, nit is determined as follows:

where:

ni t–1 is the number of units for Index Constituent i as of the immediately preceding index business day;

kit is an adjustment factor reflecting the impact of corporate actions, if any, affecting Index Constituent i on day t where t is the Ex-Date for the corporate action. If no corporate action is affecting the Index Constituent i on “Ex-Date” t, then k it equals one;

Pit is the Index Constituent Level of Index Constituent i on index business day t; and

Casht means the cumulative cash flow of the Index Constituents since the last Rebalancing Date calculated as the sum of all the daily cash flow distributions by the Index Constituents following corporate actions, excluding ordinary cash dividends and stock dividends.

The Index Selection Agent

Stein Roe Investment Counsel, Inc. the Index Selection Agent, is a registered investment adviser under the Investment Advisers Act of 1940, as amended (SEC File No. 801-57986). Stein Roe’s corporate address is One South Wacker Drive, Suite 3500, Chicago, IL 60606.

Stein Roe is an investment adviser that provides investment and wealth management services to a variety of clients.

For more information on Stein Roe, please refer to http://www.atlantictrust.com. The information on the Stein Roe’s website is not, and should not be considered, incorporated by reference into this preliminary pricing supplement.

Index Selection Agreement

The Index Selection Agent and Barclays Bank PLC, as Index Sponsor, have entered into an index selection agreement to govern the Index Selection Agent’s relationship with the Index Sponsor in respect of the Index and the selection of Index Constituents.

Licensing and Trademarks

Atlantic Trust Select MLP Strategy is a trademark of Stein Roe Investment Counsel, Incorporated and has been licensed for use by Barclays Bank PLC in connection with the calculation of the Atlantic Trust Select MLP Index.

Atlantic Trust Select MLP Index is a trademark of Barclays Bank PLC.

Disclaimer

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Modifications to the Index

The Index Sponsor does not presently intend to modify the methodology used to compose or calculate the Index as described above. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion, make modifications to the Index composition or methodology to better permit the realization of the objective of the Index. The Index Sponsor will as soon as practicable publish any material modifications that it makes on the Index page at http://www.barcap.com/indices or such successor website as notified.

Index Market Disruption Events

If, on any index business day, an Index Market Disruption Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•	defer or suspend publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Market Disruption Event is continuing;

•

if such Index Business Day is a Selection Date or Rebalancing Date, postpone such date to the next index business day on which it determines, in its sole discretion, that such Index Market Disruption Event is not continuing; and/or

•	discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of the level of the Index.

Any of the following will be an “Index Market Disruption Event” with respect to an Index Constituent, if in the sole discretion of the Index Sponsor, such event is material with respect to the Index Constituent:

•	a suspension, absence or limitation of trading in any of the Index Constituents on the Relevant Exchange (as defined below), as determined by the Index Sponsor;

•

any event that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants to effect transactions in, or obtain market values for any of the Index Constituents on the Relevant Exchange;

•

the closure on any Scheduled Trading Day (as defined below) of the Relevant Exchange prior to the scheduled weekday closing time of that exchange (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the Relevant Exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Scheduled Trading Day for the Relevant Exchange and (2) the submission deadline for orders to be entered into the Relevant Exchange system for execution at the close of trading on such Scheduled Trading Day for the Relevant Exchange;

•	any Scheduled Trading Day on which the Relevant Exchange fails to open for trading during its regular trading session;

•	the declaration of a general moratorium in respect of banking activities in London or New York; or

•

the occurrence of an event that makes it impossible or not reasonably practicable on any index business day for the Index Sponsor to obtain a market price for any Index Constituent, or any other price for the purposes of calculating the level of the Index in a manner acceptable to the Index Sponsor.

For the purpose of this pricing supplement, “Scheduled Trading Day” means, in respect of an Index Constituent, any day on which the Relevant Exchange is scheduled to be open for trading for its regular trading session, as determined by the Index Sponsor in its sole discretion.

The “Relevant Exchange” means the primary exchange or market of trading for the shares or other interests in an Index Constituent or the shares of any successors.

The following events will not be Index Market Disruption Events:

•

a limitation on the hours or number of days of trading in the relevant market or relevant exchange only if the limitation results from an announced change in the regular business hours of the relevant market or Relevant Exchange; or

•	a decision to permanently discontinue trading in futures or options contracts relating to any Index Constituent.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the Relevant Exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a Index Constituent in its primary market or Relevant Exchange, or in futures or options contracts relating to a an Index Constituent, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market or Relevant Exchange,

•	an imbalance of orders relating to those securities or those contracts, as applicable, or

•	a disparity in bid and ask quotes relating to those securities or those contracts, as applicable,

will constitute a suspension or material limitation of trading.

Index Adjustment Events

If, on any index business day, an “Index Adjustment Event” (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•

make such determinations and/or adjustments as the Index Sponsor considers necessary in order to maintain the objectives of the Index, in relation to (a) the methodology used to calculate the Index or (b) the level of the Index;

•	defer or suspend publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Adjustment Event is continuing;

•

if the index business day on which the Index Adjustment Event occurs or is continuing is a Selection Date or Rebalancing Date, to postpone such date to the next index business day on which it determines, in its sole discretion, that such Index Adjustment Event is not continuing; and/or

•	discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of the level of the Index.

Any of the following will be an “Index Adjustment Event”:

•	the Index Sponsor determines, at any time, that an Index Force Majeure Event occurs or is continuing;

•

the Index Sponsor determines, at any time, that (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom or the United States (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in any of the Index Constituents (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the Index Constituents; or

•

a change shall have been made to any of the Index Constituents or there shall have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable index.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labour disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Index, any Index Constituent or the methodology on which the Index is based or the Index Sponsor’s ability to calculate and publish the Index.

Index Sponsor Determinations

All determinations with respect to the Index made by the Index Sponsor will be made in its sole discretion and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error. The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Change in Index Methodology; Adjustments; Termination of the Index

While the Index Sponsor currently employs the methodology described above to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the objectives of the methodology described above. The Index Sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level. The Index Sponsor expects to publish any such changes or modifications on http://ecommerce.barclays.com/indices (or any successor thereto). Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof.

The Index Sponsor also may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the Index.

Historical Closing Values of the Index

Since its inception, the Index has experienced fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the ETNs. The historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the relevant ETNs to receive a payment at maturity or upon early redemption equal to or in excess of the principal amount of such ETNs (after taking into account the effect of the accrued investor fee and any coupon amounts paid).

The Index was launched on February 20, 2013 and the base date for the Index is July 8, 2011. All data relating to the period prior to the launch date of the Index is an historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-launch date period had the Index Sponsor begun calculating the Index on the base date of the Index using the methodology it currently uses. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from July 8, 2011 to and excluding February 20, 2013 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Index has performed from and including February 20, 2013 onwards.

The table below is based on the price return of the Index, not VWAP levels.

Date	Index Level
July 8, 2011	100.00
December 30, 2011	108.34
December 31, 2012	110.09
March 8, 2013	122.64

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Index

The following graph shows the hypothetical performance of the Index during the period from July 8, 2011 to and excluding February 20, 2013 and the actual performance of the Index from and including February 20, 2013 to and including March 8, 2013.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Source: Barclays Bank PLC; based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

VALUATION OF THE INDEX AND THE ETNS

The VWAP level, which is used to calculate the payment on the ETNs at maturity or upon early redemption, is calculated by the VWAP calculation agent, which initially is NYSE. The calculation of the VWAP level is different from the calculation of the closing level of the Index. Please see “Risk Factors—The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs” for more information.

Intraday VWAP Value

On each index business day, the VWAP calculation agent, or its successor, will calculate and publish the intraday VWAP level every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “BXVWATMP <Index>”. The actual closing VWAP level may vary, and on a cumulative basis over the term of the ETNs may vary significantly, from the intraday VWAP level. Consequently, the return on the ETNs will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the performance of the Index measured by intraday VWAP levels.

The intraday indicative calculation of the VWAP level will be provided for reference purposes only. Published calculations of the level of the VWAP level from the VWAP calculation agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current VWAP level and therefore the value of the ETNs in the secondary market. The intraday VWAP level published every 15 seconds will be based on the intraday prices of the Index Constituents.

Intraday Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the ETNs will be calculated by NYSE and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “ATMP.IV”.

In connection with your ETNs, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = intraday ETN current value + the accrued dividend on the immediately preceding calendar day—the accrued investor fee on the immediately preceding calendar day where:

intraday ETN current value = The most recent published intraday VWAP level, as calculated by the VWAP calculation agent, divided by the VWAP factor.

NYSE and Bloomberg L.P. are not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The indicative value will be derived from sources deemed reliable, but NYSE or Bloomberg L.P. and their respective suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the ETNs. Neither NYSE nor Bloomberg L.P. makes any warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the indicative value or any data included therein. Neither NYSE nor Bloomberg L.P. makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Each of NYSE and Bloomberg L.P., and their respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE or Bloomberg L.P., their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither NYSE nor Bloomberg L.P. shall be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither NYSE nor Bloomberg L.P. is responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your ETNs. The actual trading price of the ETNs may be different from their indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Holder Redemption and Issuer Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date minus the redemption charge. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant ETNs and press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value, the VWAP factor, the accrued dividend, and the accrued investor fee on such record date will be divided by 4 to reflect the 4:1 split of your ETNs. If the record date of the split falls in between a coupon valuation date and the corresponding coupon ex-date, the accrued dividend and the accrued investor fee on coupon valuation date would be divided by four when calculating coupon adjustment dividend amount and coupon adjustment fee amount on that coupon ex-date. Any adjustment of closing indicative value, VWAP factor, accrued dividend, and accrued investor fee will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value, the VWAP factor, the accrued dividend, and the accrued investor fee on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. If the record date of the reverse split falls in between a coupon valuation date and the corresponding coupon ex-date, the accrued dividend and the accrued investor fee on coupon valuation date would be multiplied by four when calculating coupon adjustment dividend amount and coupon adjustment fee amount on that coupon ex-date. Any adjustment of closing indicative value, VWAP factor, accrued dividend, and accrued investor fee will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

Holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date. For example, of the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4ths of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on March 12, 2013, which we refer to as the inception date. The ETNs are expected to be first issued on March 15, 2013, which we refer to as the issue date, and will be due on March 18, 2043.

Coupon

If you or we have not previously redeemed your ETNs, for each ETN that you hold on the applicable coupon record date, you will receive an interest payment in cash per ETN on each coupon payment date in U.S. dollars equal to the coupon amount, if any, on the applicable coupon valuation date.

The “coupon amount” on any coupon valuation date will equal the greater of (i) zero and (ii)(1) the accrued dividend on such coupon valuation date minus (2) the accrued investor fee on such coupon valuation date.

If on any coupon valuation date the accrued fees are greater than the accrued dividend, you will not receive a coupon payment on the applicable coupon payment date. The value of any distributions in respect of any Index Constituents occurring after a coupon valuation date but before the immediately following coupon ex-date will not be reflected in the accrued dividend on such coupon valuation date and, therefore, will not be reflected in the coupon amount payable on the corresponding coupon payment date.

Denomination

We will offer the ETNs in denominations of $25.00. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the applicable final valuation date.

The “closing indicative value” for each ETN on any given calendar day until the final valuation date or applicable valuation date (in the case of early redemption) will equal (1) the ETN current value on such calendar day plus (2) the accrued dividend on such calendar day minus (3) the accrued investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

The “ETN current value” for each ETN on any given calendar day will be calculated as follows: The ETN current value on the initial valuation date will equal $25.00. On any subsequent calendar day until maturity or early redemption, the ETN current value will equal (1) the closing VWAP level on that day (or on the immediately preceding index business day, if such calendar day is not an index business day) divided by (2) the VWAP factor.

The “initial VWAP level” is 122.48, which is equal to the VWAP level at the close of trading on the initial valuation date, as determined by the VWAP calculation agent.

The “closing VWAP level” is equal to (i) the VWAP level as of the close of trading on any index business day, for purposes of holder redemption, or (ii) the arithmetic mean of the VWAP levels as of the close of trading on each index business day during the final measurement period or the issuer redemption measurement period, for purposes of the payment at maturity or upon issuer redemption, respectively, in each case as determined by the VWAP calculation agent.

“VWAP level” means, on any index business day, as calculated by the VWAP calculation agent, the sum of the products of (i) the VWAP of each Index Constituent as of such date and (ii) the number of units of that Index Constituent as of such date published by the Index Sponsor. The VWAP level is reported on Bloomberg page “BXVWATMP <Index>”.

“VWAP” means, with respect to each Index Constituent, on any index business day, the consolidated volume-weighted average price of one unit of such Index Constituent as determined by the VWAP calculation agent based on all trades in such Index Constituent reported in the consolidated tape system during the regular trading session.

The “VWAP factor” is 4.89920, which is equal to (1) the initial VWAP level divided by (2) the principal amount per ETN. If the ETNs undergo a split or reverse split, the VWAP factor will be adjusted accordingly.

The “accrued dividend” for each ETN on any calendar day will be calculated as follows: The accrued dividend on the initial valuation date will equal zero. The accrued dividend on any subsequent calendar day will equal (1) the accrued dividend as of the immediately preceding calendar day plus (2) the dollar dividend value on such calendar day minus (3) the coupon adjustment dividend amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued dividend will be adjusted accordingly.

The “dollar dividend value” on any calendar day will equal (1) the index dividend on such calendar day divided by (2) the VWAP factor.

The “index dividend” on any calendar day represents the aggregate cash value of distributions, net of applicable dividend withholding tax, that a hypothetical person holding Index Constituents in proportion to the weights of the Index Constituents would have been entitled to receive with respect to any Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day. The index dividend on any calendar day will equal the sum of the products of (i) the cash value of distributions, net of applicable dividend withholding tax, that a hypothetical holder of one share or unit of each Index Constituent on such calendar day would have been entitled to receive in respect of that Index Constituent for those cash distributions whose “ex-dividend date” occurs on such calendar day and (ii) the number of units of that Index Constituent included in the Index as of such date. A dividend withholding tax is a tax applied to dividends or distributions that would be received by a holder of an Index Constituent. The applicable rate of the dividend withholding tax for purposes of calculating the index dividend at any given time is determined by the Index Sponsor in its discretion, based on the rate generally applicable in respect of an Index Constituent given its jurisdiction of organization. As of the date of this pricing supplement, the applicable dividend withholding tax would reduce the cash value of distributions in respect of any Index Constituent organized under the laws of Canada or any province or territory of Canada by 15% for purposes of calculating the index dividend.

On any calendar day that is not a coupon ex-date, the “coupon adjustment dividend amount” will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment dividend amount will equal the accrued dividend on the coupon valuation date immediately preceding such coupon ex-date.

The “accrued investor fee” for each ETN on any calendar day will be calculated as follows: The accrued investor fee on the initial valuation date will equal zero. The accrued dividend on any calendar day will equal (1) the accrued investor fee as of the immediately preceding calendar day plus (2) the daily fee value on such calendar day minus (3) the coupon adjustment fee amount on such calendar day. If the ETNs undergo a split or reverse split, the accrued investor fee will be adjusted accordingly.

The “daily fee value” on any calendar day is equal to the product of (1) the closing VWAP level on such calendar day divided by the VWAP factor and (2) 0.95% divided by 365. Because the daily fee value is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

On any calendar day that is not a coupon ex-date, the “coupon adjustment fee amount” will equal zero. On any calendar day that is a coupon ex-date, the coupon adjustment fee amount will equal (i) the coupon adjustment dividend amount on such coupon ex-date, if the coupon amount in respect of such coupon-ex date is zero or (ii) the accrued investor fee on the coupon valuation date immediately preceding such coupon ex-date, if the coupon amount in respect of such coupon-ex date is greater than zero.

The “redemption charge” is a one-time charge imposed upon holder redemption and is equal to 0.125% times the closing indicative value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

An “index business day” means any day which is a New York Stock Exchange business day.

Valuation Date and Dates Relating to Coupon Payments

A valuation date is each business day from March 12, 2013 to March 5, 2043 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of the Index. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five business days. We refer to March 12, 2013 as the “initial valuation date” and March 5, 2043 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City and (2) trading is generally conducted on the NYSE Arca stock exchange (“NYSE Arca”), in each case as determined by the calculation agent in its sole discretion.

A “coupon valuation date” means the 15th of February, May, August and November of each calendar year during the term of the ETNs or if such date is not an index business day, then the first index business day following such date (subject to the occurrence of a market disruption event). The first coupon valuation date will be May 15, 2013.

A “coupon ex-date” means the seventh index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon ex-date will be May 24, 2013.

A “coupon record date” means the ninth index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon record date will be May 29, 2013.

A “coupon payment date” means the 15th index business day following each coupon valuation date (subject to the occurrence of a market disruption event). The first coupon payment date will be June 6, 2013.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the last day of the final measurement period does not qualify as a business day, then the maturity date will be the fifth business day following the last day of the final measurement period. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date minus the redemption charge.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date (which will reflect the applicable closing VWAP level calculated by reference to the arithmetic mean of the VWAP levels as of the close of trading on each of the five index business days from and including such valuation date).

A “redemption date”

•

in the case of holder redemption, the third business day following any valuation date (other than the final valuation date). The final redemption date of the ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date; and

•

in the case of issuer redemption, the fifth business day after the last day of the issuer redemption measurement period, which will in no event be prior to the 20th calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than 20 calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the date specified by us in the notice (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the fifth business day after the last day of the issuer redemption measurement period, but in no event prior to the 20th calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We may change the calculation agent after the original issue date without notice. The calculation agent will, in its sole discretion,

make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, trading days, the closing indicative value, the ETN current value, the VWAP factor, the accrued dividend, the dollar dividend value, the index dividend, the coupon adjustment dividend amount, the accrued investor fee, the daily fee value, the coupon adjustment fee amount, the coupon amount, the default amount, any valuation date, any coupon valuation date, any coupon ex-date, any coupon record date, any coupon payment date, the redemption charge, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption, the amount payable in respect of any coupon payments and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”) participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents;

•	acquire or dispose of long or short positions in the Index Constituents; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index or the Index Constituents.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and on the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of Sullivan & Cromwell LLP, our counsel. Except for the discussion under the heading “Non-U.S. Holders,” it applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Except as otherwise described below under “Unrelated Business Taxable Income,” the discussion below also does not apply to tax-exempt investors.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Except as specifically noted, this section addresses only U.S. federal income tax consequences, and does not address state, local or foreign taxation.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except for the discussion under the heading “Non-U.S. Holders” below, this section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as a pre-paid forward contract with respect to the Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. In addition, by purchasing the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the coupon amount (including amounts received upon the sale or maturity of the ETNs in respect of accrued but unpaid coupon amounts) as an amount that should be included in ordinary income for U.S. federal income tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting for tax purposes. You will be required to treat the coupon amounts in such a manner despite the fact that (i) the coupon amounts may exceed the amount of ordinary income that you would be required to recognize had you held the Index Constituents directly because a portion of the coupon amounts may be attributable to (a) distributions on the Index Constituents that exceed the income allocations on such constituents or (b) distributions on the Index Constituents that are attributable to allocations of long-term capital gain (which is currently subject to tax at preferential rates), and (ii) there may be other possible treatments of the coupon amounts that would be more advantageous to holders of ETNs.

If the ETNs are so treated (and subject to the discussion below regarding the application of Section 1260 of the Code), you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to the coupon amount, which will be treated as ordinary income) and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year. If you receive cash in connection with a reverse split (as described above under “Valuation of the Index and the ETNs—Split or Reverse Split), you should generally recognize capital gain or loss (subject to the discussion below regarding the application of Section 1260 of the Code), in an amount equal to the difference between the cash you receive and your basis in the ETNs for which you receive such cash.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Application of Section 1260 of the Code

The Internal Revenue Service may assert that your ETNs should be treated as a “constructive ownership transaction” which would be subject to Section 1260 of the Code. Under Section 1260, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a “forward contract” (a term that is broadly defined) with respect to a “pass-thru entity,” and a partnership is considered to be a “pass-thru entity.” Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index that is predominantly comprised of pass-thru entities, in which case Section 1260 would apply to the ETNs. If the ETNs are subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange or maturity of your ETNs would generally be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such long-term capital gain exceeds the “net underlying long-term capital gain”—i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by your ETNs) on the date that you purchased your ETNs and sold your interest in the Index Constituents on the date of the sale or maturity of the ETNs (such excess, the “excess gain amount”). If the ETNs are subject to these rules, the excess gain amount will generally be presumed to be equal to all of the long-term capital gain that you recognize in respect of the ETNs unless you provide clear and convincing evidence to the contrary.

It is not clear how the net underlying long-term capital gain should be determined in the case of an instrument, like the ETNs, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange or maturity of an ETN would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeded the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Constituents on the date you purchased your ETNs and rebalanced your portfolio as and when the Index rebalanced. In addition, in the case of an index that includes partnerships, it is unclear whether the excess gain amount should be based on the aggregate of the underlying partnerships or on each underlying partnership individually. If the determination must be based on each underlying partnership individually, it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your ETNs. Furthermore, it is not clear how and whether the “excess gain amount” should be adjusted to take fees, such as the investor fee, into account. It is also not clear how the “excess gain amount” should be computed in the case of an index (such as the Index) which references both “pass-thru entities” and other Index Constituents.

Whether a holder of the ETNs will realize capital gain in excess of any net underlying long-term capital gain for purposes of Section 1260 will depend on a number of factors that we cannot predict. In particular, if (i) each Index Constituent makes quarterly distributions approximately equal to or greater than such Index Constituent’s ordinary income (and any future Index Constituents have the same or similar distribution policies), (ii) the Index Constituents that are partnerships for U.S. federal income tax purposes hold insignificant amounts of “Section 751 assets,” and (iii) no Index Constituent is a “passive foreign investment company” for U.S. federal income tax purposes then, subject to the discussion in the following paragraph, it is likely that the application of Section 1260 to your ETNs would not have any material tax consequences if you can prove such facts with clear and convincing evidence. However, it is possible that such Index Constituents may not make a sufficient amount of such distributions, that the Index Constituents may have a material amount of “Section 751 assets,” or that one or more Index Constituents could be “passive foreign investment companies”. In such a case, Section 1260 could recharacterize amounts of long-term capital gain that you would otherwise recognize in respect of your ETNs.

In addition, the Index is scheduled to rebalance quarterly, and may be adjusted at other times upon the occurrence of certain events, meaning that the composition of the Index may be adjusted at a time when the ETNs have been held for one year or less. A holder that had instead purchased direct interests in the Index Constituents would likely have recognized short-term capital gain upon an analogous rebalancing of its portfolio. By contrast, absent the application of Section 1260 of the Code to the ETNs, a holder of ETNs should generally not recognize any short-term capital gain upon the sale, redemption or maturity of the ETNs as long as such holder holds the ETNs for more than one year. The excess gain amount that would be recognized upon the sale, redemption or maturity of the ETNs may therefore exceed zero, meaning that the Section 1260 of the Code rules described above would apply to such amount.

Because you will only be able to avoid the application of Section 1260 of the Code to your ETNs if you can demonstrate through clear and convincing evidence that the excess gain amount in respect of your ETNs is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your ETNs. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale or maturity of the ETNs as ordinary income that is subject to an interest charge even if the Index Constituents make sufficient quarterly distributions and do not have a material amount of “Section 751 assets,” the Excess Gain Amount attributable to the rebalancing of the Index is immaterial and none of the Index Constituents is a “passive foreign investment company”.

Because the application of the Section 1260 constructive ownership rules to the ETNs is unclear, you are strongly urged to consult your tax advisor regarding the potential application of these rules to your investment in the ETNs.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that your ETNs should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the Index Constituents. In such case, you could be required to recognize amounts of income, gain or loss as if you had actually owned interests in the Index Constituents. Under this alternative treatment, you could also be required to currently recognize gain or loss, at least some of which could be short-term capital gain (and possibly loss), each time the Index rebalances. Further, if the ETNs are characterized in accordance with this alternative treatment under state or local (or, to the extent the Index Constituents have operations outside the United States, foreign) law, you could be required to file state, local and foreign tax returns on account of your deemed ownership interest in the Index Constituents and pay tax accordingly.

Even if you are not treated as owning the Index Constituents, it is possible that you would be required to currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances. It is also possible that the ETNs could be treated as notional principal contracts. If the ETNs were treated as notional principal contracts, you could be required to accrue income over the term of your ETNs, and any gain you recognize upon the maturity of your ETNs would generally be treated as ordinary income. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index. Furthermore, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss or that you should be required to accrue interest over the term of your ETNs.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee and the redemption charge as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. In addition, if such amounts are treated as items of expense that reduce the amount received at maturity or redemption, it is more likely that you would have an “excess gain amount” for Section 1260 purposes because the amount of capital gain that you would (absent Section 1260) be treated as recognizing in respect of your ETNs would be increased by each item of expense.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, there are facts under which you could be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption of your ETNs at a time that is more than one year after the beginning of your holding period.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, we intend to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Non-U.S. Holders.

The U.S. federal income tax treatment of the ETNs is uncertain, and certain potential alternative U.S. federal income tax treatments of the ETNs could affect non-U.S. holders of the ETNs. Given the uncertainty regarding how ETNs owned by non-U.S. holders should be characterized for U.S. federal income tax purposes, we intend to treat any coupons paid to a non-U.S. holder as subject to a 30% withholding tax (unless that income is effectively connected with the holder’s conduct of a trade or business in the United States, in which case, in order to avoid withholding, a non-U.S. holder of the ETNs will be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from the ETNs, including also any gain from the sale or redemption of the ETNs that is or is treated as effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, will be subject to U.S. federal income tax, and will require that holder to file U.S. federal income tax returns, in each case in a similar manner to what is required of a U.S. holder. Other withholding agents may take a similar position regarding their withholding obligations with respect to coupon amounts on the ETNs. If you are a non-U.S. holder, therefore, you should consult your tax advisor about whether you may be entitled to a refund of this withholding tax.

Certain alternative characterizations of the ETNs could have further consequences to non-U.S. holders. Under one potential alternative characterization, a non-U.S. holder of the ETNs could be treated as directly owning the components of the Index. If the ETNs are so treated, a non-U.S. holder would be treated as engaged in a U.S. trade or business as a result of its ownership of the ETNs. Therefore, under this alternative treatment, a non-U.S. holder could be required to file U.S. federal, state and local (and possibly certain non-U.S.) income tax returns and pay net-basis U.S. federal, state and local (and possibly foreign) income tax on any income that is earned as a result of its investment in the ETNs. In addition, a non-U.S. holder that is a foreign corporation could potentially be subject to the U.S. branch profits tax.

In addition, even if holders of the ETNs are not treated as owning the Index Constituents, if a non-U.S. holder owns or is treated as owning more than 5% of the ETNs (or if the ETNs are not considered regularly traded on an established securities market), it could be treated as owning a “United States real property interest” within the meaning of Section 897 of the Code, in which case any gain from the sale or redemption of its ETNs would be deemed to be “effectively connected income,” with the consequences described in the previous paragraph. In addition, amounts that a non-U.S. holder receives upon the sale or maturity of a “United States real property interest” could be subject, in whole or in part, to a withholding tax.

A non-U.S. holder of the ETNs may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on the ETNs unless it complies with certain certification and identification requirements as to its foreign status. In addition, we and other payors may be required to report payments of coupon amounts made to non-U.S. holders on Internal Revenue Service Form 1042-S.

Prospective non-U.S. investors should consult their tax advisors regarding the tax consequences to them of investing in the ETNs, including possible alternative characterizations and treatments of the ETNs.

Unrelated Business Taxable Income

A U.S. holder that is a tax-exempt investor (including a retirement fund) for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the ETNs constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the ETNs should not constitute UBTI to a U.S. holder that is a tax-exempt investor unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the ETNs. As noted above, it is possible that the ETNs could be treated as other than a pre-paid forward contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your ETNs are so treated, a portion of any income or gain that you recognize with respect to your ETNs would generally constitute UBTI.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barclays.com

Subject: Barclays ETN+ Select MLP Exchange Traded Notes, Notice of Redemption, CUSIP No. 06742C723

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [             ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, Barclays ETN+ Select MLP Exchange Traded Notes (the “ETNs”) due March 18, 2043, CUSIP No. 06742C723, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 50,000 ETNs at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

Barclays ETN+ Select MLP Exchange Traded Notes

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

March 12, 2013

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)